Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:

Vic Svec

(314) 342-7768

FOR IMMEDIATE RELEASE

July 31, 2007

PEABODY ENERGY'S BOARD OF DIRECTORS

ADOPTS MAJORITY VOTING STANDARD

ST. LOUIS, July 31 – Peabody Energy (NYSE: BTU) today announced that its board of directors has amended the company’s bylaws to adopt a majority voting standard for uncontested director elections, following through on a commitment to shareholders made at the 2007 annual meeting.

The new standard essentially provides that each director will be elected by more than 50 percent of the votes cast at any meeting of shareholders in which director elections are held. If an incumbent director does not receive a majority of votes in an uncontested election, the director would tender his or her resignation to the board, and the board would decide whether to accept the resignation within 90 days. In the event of a contested election, directors will be elected by a plurality of votes.

“The board’s decision to adopt a majority voting standard demonstrates Peabody’s commitment to best practices in corporate governance and the best interests of our shareholders,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “Peabody continues to enhance its governance with actions in the past year that include the majority voting standard, a director succession plan, a related-party transaction policy and strong industry governance rankings.”

Peabody Energy is the world's largest private-sector coal company, with 2006 sales of 248 million tons of coal and $5.3 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.

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